Exhibit (p)(1)

EXCELSIOR FUNDS, INC.

EXCELSIOR TAX-EXEMPT FUNDS, INC.

EXCELSIOR FUNDS TRUST

(each a “Company” and together, the “Companies”)

CODE OF ETHICS

I.	Introduction.

Each Company, severally and not jointly, has approved and adopted this Code of Ethics and has determined, in accordance with the requirements of Rule 17j-1 of the Investment Company Act of 1940, as amended (the “1940 Act”), that this Code of Ethics contains provisions that are reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by Rule 17j-1 of the 1940 Act. This Code of Ethics applies to all Access Persons (as defined herein) of each Company. The policies set forth in Section V.B. hereof and the procedures set forth in Section VI hereof, however, do not apply to any Access Person who is subject to the securities transaction pre-clearance requirements and securities transaction reporting requirements of the code of ethics adopted by a Company’s investment adviser or principal underwriter in compliance with Rule 17j-1 of the 1940 Act and Rule 204-2(a)(12) of the Investment Advisers Act of 1940 (the “Advisers Act”) or Section 15(f) of the Securities Exchange Act of 1934 (the “1934 Act”), as applicable.

II.	Legal Requirement.

Rule 17j-1(b) of the 1940 Act makes it unlawful for any officer or director of a Company in connection with the purchase or sale by such person of a Security “held or to be acquired” by the Company:

1.	To employ any device, scheme or artifice to defraud the Company;

2.	To make to the Company any untrue statement of a material fact or omit to state to the Company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Company; or

4.	To engage in any manipulative practice with respect to the Company’s investment portfolios.

III.	Purpose of the Code of Ethics.

Each Company expects that its officers and directors/trustees will conduct their personal investment activities in accordance with (1) the duty at all times to place the interests of the Companies’ shareholders first, (2) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility, and (3) the fundamental standard that investment company personnel should not take inappropriate advantage of their positions.

In view of the foregoing, the provisions of Section 17(j) of the 1940 Act, the Securities and Exchange Commission’s (the “SEC”) 1940 Act Release No. 23958 “Personal Investment Activities of Investment Company Personnel” (August 24, 1999), the “Report of the Advisory Group on Personal Investing” issued by the Investment Company Institute on May 9, 1994, the SEC’s September 1994 Report on “Personal Investment Activities of Investment Company Personnel,” and the SEC’s 1940 Act Release No. 26492 “Investment Adviser Code of Ethics” (August 31, 2004), each of the Companies have determined to adopt this Code of Ethics to specify a code of conduct for certain types of personal securities transactions which might involve conflicts of interest or an appearance of impropriety and to establish reporting requirements and enforcement procedures.

IV.	Definitions.

A.	An “Access Person” with respect to a Company means (i) any director/trustee or officer of that Company; any director, officer or general partner of that Company’s investment adviser (the “Adviser”) or any Advisory Person (as defined below) of that Company or the Adviser, or (ii) any director, officer or general partner of that Company’s distributor who, in the ordinary course of his or her business, makes, participates in or obtains information regarding, the purchase or sale of Securities (other than Exempt Securities) by that Company or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to that Company regarding the purchase or sale of Securities (other than Exempt Securities).

An Access Person’s “immediate family” includes a spouse, minor children and adults living in the same household as the Access Person.

B.	An “Advisory Person” with respect to a Company means any trustee/director, officer, general partner or employee of that Company or the Adviser (or of any company in a control relationship to that Company or the Adviser) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Securities (other than Exempt Securities) by that Company or, whose functions relate to the making of any recommendations with respect to such purchases or sales; any natural person in a control relationship to that Company who obtains information concerning recommendations made to that Company with regard to the purchase or sale of Securities (other than Exempt Securities) by that Company.

C.	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

D.	“Disinterested Director” means a director/trustee who is not an “interested person” within the meaning of Section 2(a)(19) of the 1940 Act.

E.	“Investment Personnel” of a Company or of a Company’s Adviser means:

(i)	Any employee of that Company or its Adviser (or of any company in a control relationship to that Company or its Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by that Company.

(ii)	Any natural person who controls that Company or its Adviser and who obtains information concerning recommendations made to that Company regarding the purchase or sale of securities by that Company.

F.	The “Compliance Officer” is the person or persons designated by the Company’s directors/trustees as its Chief Compliance Officer pursuant to Rule 38a-1 of the 1940 Act. When acting hereunder, the Compliance Officer may delegate one or more of its duties to third parties, such as the Company’s administrator or the Adviser’s compliance department.

G.	“Exempt Security” means:

1.	Direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and such other money market instruments as may be designated by the directors/trustees of a Company and shares of registered open-end investment companies.

2.	Securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control.

3.	Securities purchased or sold in a transaction that is non-volitional on the part of either the Access Person or a Company, including mergers, recapitalizations or similar transactions.

4.	Securities acquired as a part of an Automatic Investment Plan.

5.	Securities acquired upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

6.	Securities which the Company’s investment portfolios are not permitted to purchase under the investment objectives and policies set forth in the Company’s then current prospectus(es) under the Securities Act of 1933 (the “1933 Act”) or the Company’s registration statement on Form N-lA.

H.	An “Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act.

I.	A “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

J.	“Security” or “Securities” shall have the meaning as set forth in Section 2(a)(36) of the 1940 Act (in effect, all securities).

K.	A Security is “held or to be acquired” by a Company if within the most recent 15 days it (1) is or has been held by the Company, or (2) is being or has been considered by the Company or the Adviser for purchase or sale by the Company. A purchase or sale includes the writing of an option to purchase or sell and any Security that is exchangeable for, or convertible into, any Security that is held or to be acquired by the Company.

V.	Policies Regarding Personal Securities Transactions.

A.	General Policy.

No Access Person of a Company shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1(b) set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code of Ethics.

B.	Specific Policies.

1.	Restrictions on Personal Securities Transactions by Access Persons Other than Disinterested Directors.

a.	Access Persons, other than Disinterested Directors, may not buy or sell Securities other than Exempt Securities for his or her personal account or the account of a member of his or her immediate family without obtaining oral authorization from the Company’s Compliance Officer prior to effecting such security transaction.

A written memorialization of this authorization will be provided by the Compliance Officer to the person receiving the authorization.

Note: If an Access Person has questions as to whether purchasing or selling a Security for his or her personal account or the account of a member of his or her immediate family requires prior oral authorization, the Access Person should consult the Compliance Officer for clearance or denial of clearance to trade prior to effecting any securities transactions.

b.	Pre-clearance approval under paragraph (a) will expire at the close of business on the trading day after the trading date on which oral authorization is received, and the Access Person is required to renew clearance for the transaction if the trade is not completed before the authority expires.

c.	No clearance will be given to an Access Person, other than Disinterested Directors, to purchase or sell any Security, other than an Exempt Security (1) on a day when any portfolio of the Company has a pending “buy” or “sell” order in that same Security until that order is executed or withdrawn or (2) when the Compliance Officer has been advised by the Adviser that the same Security is being considered for purchase or sale for any portfolio of the Company.

d.	The pre-clearance requirement contained in paragraph V.B.1.a, above shall apply to all purchases of a Security through an Initial Public Offering or a Limited Offering by any Access Person who meets the definition of Investment Personnel. A record of any decision and the reason supporting such decision to approve the acquisition by Investment Personnel of Initial Public Offerings or Limited Offerings shall be made.

2.	Restrictions on Personal Securities Transactions by Disinterested Directors.

The Company recognizes that a Disinterested Director does not have on-going, day-to-day involvement with the operations of the Company. In addition, it has been the practice of each Company to give information about Securities purchased or sold by the Company or considered for purchase and sale by the Company to Disinterested Directors in materials circulated more than 15 days after such Securities are purchased or sold by the Company or are considered for purchase or sale by the Company.

Accordingly, each Company believes that less stringent controls are appropriate for Disinterested Directors, as follows:

a.	The Securities pre-clearance requirement contained in paragraph V.B.l.a. above shall only apply to a Disinterested Director if he or she knew or, in the ordinary course of fulfilling his or her official duties as a director/trustee or officer, should have known, that during the 15-day period before the transaction in a Security (other than an Exempt Security) or at the time of the transaction that the Security purchased or sold by him or her other than an Exempt Security was also purchased or sold by the Company or considered for the purchase or sale by the Company.

b.	If the pre-clearance provisions of the preceding paragraph apply, no clearance will be given to a Disinterested Director to purchase or sell any Security (1) on a day when any portfolio of the Company has a pending “buy” or “sell” order in that same Security until that order is executed or withdrawn or (2) when the Compliance Officer has been advised by the Adviser that the same Security is being considered for purchase or sale for any portfolio of the Company.

VI.	Procedures.

A.	In order to provide each Company with information to enable it to determine with reasonable assurance whether the provisions of this Code of Ethics are being observed by its Access Persons:

1.	Each Access Person of a Company, other than a Disinterested Director, shall submit to the Compliance Officer an Initial Holdings Report in the form attached hereto as Exhibit A that lists all Securities other than Exempt Securities beneficially owned[1] by the Access Person. The information in this report (which must be current as of a date no more than 45 days before the report is submitted) must be submitted within 10 days

[1]	You will be treated as the “beneficial owner” of a Security under this policy only if you have a direct or indirect pecuniary interest in the Security.

(a)	A direct pecuniary interest is the opportunity, directly or indirectly, to profit, or to share the profit, from the transaction.

(b)	An indirect pecuniary interest is any nondirect financial interest, but is specifically defined in the rules to include Securities held by members of your immediate family sharing the same household; securities held by a partnership of which you are a general partner; Securities held by a trust of which you are the settlor if you can revoke the trust without the consent of another person, or a beneficiary if you have or share investment control with the trustee; and equity securities which may be acquired upon exercise of an option or other right, or through conversion.

For interpretive guidance on this test, you should consult Company counsel.

of becoming an Access Person, and must include the title of each Security, the number of shares held, and the principal amount of the Security. The Report must also include a list of any securities accounts maintained with any broker, dealer or bank.

2.	Each Access Person of a Company, other than a Disinterested Director, shall also submit to the Compliance Officer an Annual Holdings Report attached hereto as Exhibit A no later than 30 days after the end of the calendar year. The Annual Holdings Report must list all Securities other than Exempt Securities beneficially owned by the Access Person, the title of each Security, the number of shares held, and the principal amount of the Security, as well as a list of any Securities accounts maintained with any broker, dealer or bank. The information must be current as of a date no more than 45 days before the report is submitted.

3.	Each Access Person of a Company, other than a Disinterested Director shall direct his or her broker to supply to the Compliance Officer, on a timely basis, duplicate copies of confirmations of all Securities transactions, other than for Exempt Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and copies of periodic statements for all securities accounts.

4.	Each Access Person of a Company, other than a Disinterested Director, shall submit reports in the form attached hereto as Exhibit B to the Compliance Officer, showing all transactions in Securities other than Exempt Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the Access Person.[2] Such reports shall be filed no later than 30 days after the end of each calendar quarter. An Access Person of a Company need not make a quarterly transaction report under this paragraph if all of the information required by this paragraph 4 is contained in the brokerage confirmations or account statements required to be submitted under paragraph 3.

5.	A Disinterested Director need not make an initial or annual holdings report but shall submit the same quarterly report as required under paragraph 4 to the Compliance Officer, but only for a transaction in a Security other than an Exempt Security where he or she knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a director or officer, should have known that during the 15-day period immediately preceding or after the date of the transaction, such Security is or was purchased or sold, or considered for purchase or sale, by a Company.

[2]	See footnote 1 above.

6.	The Compliance Officer shall notify each Access Person of the Companies who may be subject to the pre-clearance requirement or required to make reports pursuant to this Code of Ethics that such person is subject to the pre-clearance or reporting requirements and shall deliver a copy of this Code of Ethics to each such person.

7.	The Compliance Officer shall review the initial holdings reports, annual holdings reports, and quarterly transaction reports received, and as appropriate compare the reports with the pre-clearance authorization received, and report to the Companies’ Boards of Directors/Trustees:

a.	with respect to any transaction that appears to evidence a possible violation of this Code of Ethics; and

b.	apparent violations of the reporting requirement stated herein.

8.	The Boards shall consider reports made to it hereunder and shall determine whether the policies established in Sections V and VI of this Code of Ethics have been violated, and what sanctions, if any, should be imposed on the violator, including but not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and disgorgement of any profits to the respective Company. The Boards of the Companies shall review the operation of this Code of Ethics at least once a year and any material changes hereto will be approved by the Boards at the next scheduled quarterly board meeting and in no case more than six months after such change.

9.	The Adviser and the Companies’ principal underwriter shall adopt, maintain and enforce separate codes of ethics with respect to their personnel in compliance with Rule 17j-1 and Rule 204-A-1 of the Advisers Act or Section 15(f) of the 1934 Act, as applicable, and shall forward to the Compliance Officer and the Companies’ counsel copies of such codes and all future amendments and modifications thereto. Any material changes to these codes will be approved by the Boards of the Companies at the next scheduled quarterly board meeting and in no case more than six months after such change, as required by Rule 17j-1 of the 1940 Act.

10.	At each quarterly Boards of Directors’/Trustees’ meeting, the Compliance Officer and the Adviser shall provide a written report to the Companies’ Boards of Directors/Trustees stating:

a.	any reported Securities transaction, other than for Exempt Securities, that occurred during the prior quarter that may have been inconsistent with the provisions of the codes of ethics adopted by the Company or Adviser; and

b.	all disciplinary actions[3] taken in response to such violations.

11.	At least once a year, the Adviser shall provide to the Boards a written report which contains: (a) a summary of existing procedures concerning personal investing by advisory persons and any changes in the procedures during the past year; (b) an evaluation of current compliance procedures and a report on any recommended changes in existing restrictions or procedures based upon the Companies’ experience under this Code of Ethics, industry practices, or developments in applicable laws and regulations; (c) a description of any issues arising under the Code of Ethics or procedures since the last report, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to material violations; and (d) a certification that the procedures which have been adopted are those reasonably necessary to prevent Access Persons from violating the Codes of Ethics.

12.	This Code of Ethics and the Adviser’s Code of Ethics, a copy of each report by an Access Person, any written report hereunder by the Compliance Officer or the Adviser, records of approvals relating to Initial Public Offerings and Limited Offerings, lists of all persons required to make reports, and a list of all persons responsible for reviewing such reports shall be preserved with the Companies’ records for the period required by Rule 17j-1 of the 1940 Act.

VII.	Certification.

Each Access Person will be required to certify annually that he or she has read and understood this Code of Ethics, and will abide by it. Each Access Person will further certify that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code of Ethics. A form of such certification is attached hereto as Exhibit C.

The Boards of Directors/Trustees of

Excelsior Funds, Inc.

Excelsior Tax-Exempt Funds, Inc.

Excelsior Funds Trust

[3]	Disciplinary action includes but is not limited to any action that has a material financial effect upon the employee, such as fining, suspending, or demoting the employee, imposing a substantial fine or requiring the disgorgement of profits.

Exhibit A

EXCELSIOR FUNDS, INC.

EXCELSIOR TAX-EXEMPT FUNDS, INC.

EXCELSIOR FUNDS TRUST

(the “Companies”)

Holdings Report

For the Year/Period Ended
(month/day/year)

☐     Check Here if this is an Initial Holdings Report

To:	Sharon Davison, Compliance Officer
c/o BISYS Fund Services Ohio, Inc.

As of the calendar year/period referred to above, I have a direct or indirect beneficial ownership interest in the Securities listed below which are required to be reported pursuant to the Code of Ethics of the Companies:

Title of Security	Number of Shares	Principal Amount

The name of any broker, dealer or bank with whom I maintain an account in which my Securities are held for my direct or indirect benefit are as follows:

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the Securities listed above.

Signature:
Print Name:

A-1

Exhibit B

EXCELSIOR FUNDS, INC.

EXCELSIOR TAX-EXEMPT FUNDS, INC.

EXCELSIOR FUNDS TRUST

(the “Companies”)

Securities Transaction Report

For the Calendar Quarter Ended December 31, 200

To:	Sharon Davison, Compliance Officer

c/o BISYS Fund Services Ohio, Inc.

During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of the Companies:

Title of Security	Date of Transaction	Number of Shares or Principal Amount	Interest Rate and Maturity Date (if applicable)	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/ Dealer or Bank Through Whom Effected

For each Access Person of the Companies, other than a Disinterested Director4, provide the following information with respect to any account established by you during the quarter referred to above in which securities were held during the quarter for your direct or indirect benefit:

1.	The name of the broker, dealer or bank with whom you established the account.

2.	The date the account was established.

[4]	A director/trustee who knew, or in the ordinary course of fulfilling his or her official duties as a Company director/trustee, should have known, that during the 15-day period immediately before or after the director’s transaction in a Security, the Company purchased or sold the Security, or the Company or its Adviser considered purchasing or selling the Security.

B-1

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Signature:

Print Name:

B-2

Exhibit C

EXCELSIOR FUNDS, INC.

EXCELSIOR TAX-EXEMPT FUNDS, INC.

EXCELSIOR FUNDS TRUST

(the “Companies”)

ANNUAL CERTIFICATE

Pursuant to the requirements of the Code of Ethics of the Companies, the undersigned hereby certifies as follows:

1.	I have read the Companies’ Code of Ethics.

2.	I understand the Code of Ethics and acknowledge that I am subject to it.

3.	Since the date of the last Annual Certificate (if any) given pursuant to the Code of Ethics, I have reported all personal securities transactions required to be reported under the requirements of the Code of Ethics.

Date:	Print Name

Signature

C-1